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                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                 QRS CORPORATION

                              WS ACQUISITION CORP.

                                       AND

                                 IMAGE INFO INC.

                          DATED AS OF JANUARY 16, 2000

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         AGREEMENT AND PLAN OF MERGER, dated as of January 16, 2000 (as amended, supplemented or otherwise modified from time to time, this "AGREEMENT"), among QRS CORPORATION, a Delaware corporation ("ACQUIROR"), WS ACQUISITION CORP., a
New York corporation ("MERGER SUB") and a wholly-owned subsidiary of Acquiror, and IMAGE INFO INC., a New York corporation (the "COMPANY").

                              W I T N E S S E T H:

         WHEREAS, the boards of directors of Acquiror, Merger Sub, and the Company have each determined that it is fair to and in the best interests of their respective shareholders to combine the respective businesses of Acquiror and the Company by means of a merger (the "MERGER") of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein and in accordance with the New York Business Corporations Law (the "BCL");

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01 CERTAIN DEFINED TERMS. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural number of the terms so defined, unless the context otherwise requires):

         "ACCOUNTING FIRM" shall have the meaning set forth in Section 3.07(d).

         "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 4.09(a).

         "ACQUIROR" shall have the meaning specified in the recitals to this Agreement.

         "ACQUIROR BALANCE SHEET" shall have the meaning specified in Section 5.06.

         "ACQUIROR COMMON STOCK" shall mean the common stock, $0.001 par value per share, of Acquiror.

         "ACQUIROR FINANCIAL STATEMENTS" shall have the meaning specified in
Section 5.05.

         "ACQUIROR MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of Acquiror that, individually or in the aggregate with any other circumstances, is, or could reasonably be expected to be, materially adverse to the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Acquiror.


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         "ACQUIROR PREFERRED STOCK" shall have the meaning specified in Section
5.04.

         "ACQUIROR SEC DOCUMENTS" shall have the meaning specified in Section 5.05.

         "ACQUIROR STOCK OPTION" shall have the meaning specified in Section
5.04.

         "ACQUIROR STOCK PRICE" shall mean the average of the closing bid price for a share of Acquiror Common Stock as quoted on the Nasdaq National Market for the ten (10) trading days immediately preceding and ending on the trading day that that is three (3) calendar days prior to the Closing Date.

         "ACQUISITION DOCUMENTS" shall have the meaning specified in Section
8.01.

         "AFFILIATE" shall have the meaning specified in Rule 144 promulgated under the Securities Act.

         "AGGREGATE EQUITY MERGER CONSIDERATION" shall have the meaning specified in Section 3.09.

         "AGGREGATE MERGER CONSIDERATION" shall have the meaning specified in
Section 3.09.

         "AGREEMENT" shall have the meaning specified in the preamble to this Agreement.

         "AUDITED REPORT" shall have the meaning specified in Section 4.07(a).

         "BCL" shall have the meaning specified in the recitals to this Agreement.

         "BUSINESS DAY" shall mean any day on which banks are not required or authorized by law, regulation or executive order to close in San Francisco, California or New York, New York.

         "CASH MERGER CONSIDERATION" shall mean the quotient of (a) $5.0 million divided by (b) the number of shares of Company Common Stock outstanding at the Effective Time.

         "CERTIFICATE" shall have the meaning specified in Section 3.01(d).

         "CERTIFICATE OF MERGER" shall have the meaning specified in Section
2.03.

         "CLOSING" shall have the meaning specified in Section 2.02.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended through the date hereof, and all rules and regulations promulgated thereunder.

         "COMPANY" shall have the meaning specified in the preamble to this Agreement.

         "COMPANY BENEFIT PLANS" shall have the meaning specified in Section 4.13(a).

         "COMPANY COMMON STOCK" shall mean the common stock, no par value, of the Company.


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         "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule attached hereto as Schedule 1 and forming a part hereof.

         "COMPANY INTELLECTUAL PROPERTY" shall have the meaning specified in
Section 4.19(a).

         "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of the Company that, individually or in the aggregate with any other circumstances: (a) is, or could reasonably be expected to be, materially adverse to business, operations, employee relationships, customer or supplier relationships, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company or (b) could reasonably be expected to adversely affect the ability of Acquiror to operate or conduct the business of the Company in substantially the manner that it is currently operated or conducted by the Company.

         "COMPANY REPORTS" shall have the meaning specified in Section 4.07(a).

         "COMPANY REVENUES" shall mean Year 2000 Company Revenues and Year 2001 Company Revenues.

         "COMPANY SAR PLAN" shall mean the Company's Stock Appreciation Rights Plan.

         "CONFIDENTIALITY AGREEMENT" shall mean the Agreement, dated as of September 29, 1999, between Acquiror and the Company.

         "CONSULTING AGREEMENT" shall have the meaning specified in Section 7.02(d).

         "DAMAGES" shall have the meaning specified in Section 8.02(a).

         "DISSENTING SHAREHOLDER" shall have the meaning specified in Section 3.02.

         "DISSENTING SHARES" shall have the meaning specified in Section 3.02.

         "$" shall mean United States Dollars.

         "EFFECTIVE TIME" shall have the meaning specified in Section 2.03.

         "EMPLOYEE SAR" shall have the meaning specified in Section 4.03.

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, or encumbrance, including, without limitation, any restriction on voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENTAL LAW" shall mean any Law and any enforceable judicial or administrative interpretation thereof by any Governmental Entity having jurisdiction over the Company, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those


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relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, now or hereafter in effect.

         "ENVIRONMENTAL PERMIT" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

         "EQUITY MERGER CONSIDERATION" shall mean the quotient of (a) 440,913 shares of Acquiror Common Stock divided by (b) the number of shares of Company Common Stock outstanding at the Effective Time. The Equity Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock occurring after the date hereof and prior to the Effective Time.

         "ERISA AFFILIATE" shall have the meaning specified in Section 4.13(a).

         "ESCROW AGENT" shall have the meaning specified in Section 3.06.

         "ESCROW AGREEMENT" shall mean an escrow agreement substantially in the form attached hereto as Exhibit A.

         "ESCROW FUND" shall have the meaning specified in Section 3.03(b).

         "ESCROW SHARES" shall have the meaning specified in Section 3.03(c).

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "EXCHANGE AGENT" shall have the meaning specified in Section 3.03(a).

         "EXPENSES" shall mean, with respect to any party hereto, all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates, but excluding any allocation of overhead) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger.

         "FIRST SUPPLEMENTAL PAYMENT" shall have the meaning specified in
Section 3.07(a).

         "FIRST SUPPLEMENTAL PERIOD" shall have the meaning specified in Section 3.07(a).

         "FORMER COMPANY EQUITYHOLDERS" shall have the meaning specified in
Section 3.07(a).

         "GOVERNMENTAL ENTITY" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.


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         "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

         "HAZARDOUS MATERIAL" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, radon gas or polychlorinated biphenyls, (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law or (iii) any other chemical, material or substance the use, handling, generation, treatment, storing, release or exposure to which is regulated by any Governmental Entity.

         "INDEBTEDNESS" shall mean, with respect to any person, (i) any liability, contingent or otherwise, of such person (A) for borrowed money, (B) evidenced by a note, debenture or similar instrument, or (C) for the payment of any money under a lease required to be capitalized on the balance sheet of the lessee under U.S. GAAP; (ii) any liability of others of the kind described in clause (i) which the person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by an Encumbrance on such person's property, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, the amount of such obligation if not assumed by or otherwise such person's legal liability not to exceed the fair market value of such property; and (iv) any and all deferrals, renewals, exercises and refundings of, or amendments, modifications or supplements to any liability of the kind described in any of the preceding clauses (i), (ii) or (iii).

         "INDEMNIFIED PERSON" shall have the meaning specified in Section
8.02(a).

         "INDEMNIFIED PERSONS" shall have the meaning specified in Section 8.02(a).

         "INTERIM REPORT" shall have the meaning specified in Section 4.07(a).

         "INVENTORIES" shall mean all inventory, merchandise, finished goods, raw materials, packaging and supplies owned by the Company.

         "IRREVOCABLE PROXY" shall have the meaning specified in Section
4.25(b).

         "IRS" shall mean the Internal Revenue Service of the United States.

         "KNOWLEDGE OF THE COMPANY" or words or phrases of similar effect shall mean the actual knowledge, after reasonable inquiry, of any of the individuals listed on Schedule 2.

         "LAW" shall mean any United States Federal, state or local or foreign statute, law, ordinance, regulation, rule, code, order, judgment or decree.

         "LEASED PROPERTIES" shall have the meaning specified in Section
4.21(b).

         "MATERIAL CONTRACTS" shall mean the following contracts and agreements (including, without limitation, oral contracts and agreements) of the Company now in effect:

                  (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property with any


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         supplier or for the furnishing of services to the Company under the terms of which the Company (A) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company without penalty or further payment of more than $5,000 and without more than 30 days' notice;

                  (ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of Inventory or other personal property or for the furnishing of services by the Company which: (A) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000, (B) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company without penalty or further payment of more than $5,000 and without more than 30 days' notice;

                  (iii) all broker, distributor, label group, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

                  (iv) all management and employee contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

                  (v) all contracts and agreements relating to Indebtedness of the Company;

                  (vi) all agreements relating to Company Intellectual Property, including any technology, source code or other similar escrow agreement and all licenses and sublicenses thereof, but excluding shrink wrap and other commodity type licenses;

                  (vii) all contracts and agreements with any Government Entity to which the Company is a party;

                  (viii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (ix) all contracts and agreements between or among the Company and any Affiliate of the Company, including any shareholder agreements;

                  (x) all contracts and agreements for providing benefits under any Company Benefit Plan; and

                  (xi) all other contracts and agreements, whether or not made in the ordinary course of the business, which are material to the Company or the conduct of the business, or the absence of which would have a Company Material Adverse Effect.

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         "MERGER" shall have the meaning specified in the recitals to this
Agreement.

         "MERGER CONSIDERATION" shall mean the Cash Merger Consideration and the Equity Merger Consideration.

         "MERGER SUB" shall have the meaning specified in the preamble to this Agreement.

         "NOTICE OF DISAGREEMENT" shall have the meaning specified in Section 3.07(d).

         "OFFICER'S CERTIFICATE" shall have the meaning specified in Section 8.05(a).

         "OTHER TRANSACTION" shall have the meaning specified in Section 6.04.

         "PERMIT" shall have the meaning specified in Section 4.06.

         "PERMITS" shall have the meaning specified in Section 4.06.

         "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Reference Balance Sheet in accordance with U.S. GAAP; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $20,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes; and (e) claims not arising from acts or omissions of the Company or its directors, officers, employees or agents that are not for amounts in excess of $5,000 in the case of a single claim or in excess of $20,000 in the aggregate.

         "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "PERSON" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

         "PRO RATA PORTION" shall mean, with respect to each Former Company Equityholder, the quotient (a) the number of shares of Company Common Stock owned by such Former Company Equityholder immediately prior to the Effective Time divided by (b) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

         "REFERENCE BALANCE SHEET" shall mean the unaudited balance sheet of the Company as of November 30, 1999.


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         "REFERENCE BALANCE SHEET DATE" shall mean November 30, 1999.

         "REGULATIONS" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

         "REPRESENTATIVES" shall have the meaning specified in Section 6.03(a).

         "RETENTION AGREEMENT" shall have the meaning specified in Section 7.02(e).

         "REVENUES CALCULATION SCHEDULE" shall mean the schedule attached hereto as Schedule 3.

         "REVENUES STATEMENT" shall have the meaning specified in Section
3.07(d).

         "SEC" shall mean the Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "SECOND SUPPLEMENTAL PAYMENT" shall have the meaning specified in
Section 3.07(a).

         "SECOND SUPPLEMENTAL PERIOD" shall have the meaning specified in
Section 3.07(a).

         "SHAREHOLDER AGREEMENT" shall have the meaning specified in Section 4.25(b).

         "SHAREHOLDER REPRESENTATION AGREEMENT" shall have the meaning specified in Section 6.09(b).

         "SHAREHOLDERS' AGENT" shall have the meaning specified in Section 8.09(a).

         "SOFTWARE PROGRAMS" shall have the meaning specified in Section
4.19(g).

         "SUBSIDIARY" shall mean, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "SUPPLEMENTAL PAYMENTS" shall have the meaning specified in Section 3.07(a).

         "SUPPLEMENTAL PERIODS" shall have the meaning specified in Section 3.07(a).

         "SURVIVING CORPORATION" shall have the meaning specified in Section
2.01.

         "TAX" or "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation: taxes or other charges on or with respect to income, franchises,


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windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

         "TAX RETURNS" shall mean all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

         "TECHNICAL DOCUMENTATION" shall have the meaning specified in Section 4.19(a).

         "TERMINATING ACQUIROR BREACH" shall have the meaning specified in
Section 9.01(f).

         "TERMINATING COMPANY BREACH" shall have the meaning specified in
Section 9.01(e).

         "TRANSFER" shall have the meaning specified in Section 3.07(e).

         "U.S. GAAP" shall mean United States generally accepted accounting principles, applied on a consistent basis.

         "WARN" shall have the meaning specified in Section 4.13(f).

         "YEAR 2000 COMPANY REVENUES" shall mean the revenues of the Company during the First Supplemental Period, determined in accordance with the Revenues Calculation Schedule.

         "YEAR 2001 COMPANY REVENUES" shall mean the revenues of the Company during the Second Supplemental Period, determined in accordance with the Revenues Calculation Schedule.

         "YEAR 2000 COMPLIANT" shall have the meaning specified in Section 4.19(k).

                                   ARTICLE II
                                   THE MERGER

         SECTION 2.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BCL, at the Effective Time the Company shall be merged with and into the Merger Sub. As a result of Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

         SECTION 2.02 CLOSING. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 9.01, and subject to the satisfaction of written waiver of the conditions set forth in Article VII, the consummation of the Merger shall take place as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VII at a closing (the "CLOSING") to be held at the offices of Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, San

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Francisco, California, unless another date, time or place is agreed to by the
Company and Acquiror.

         SECTION 2.03 EFFECTIVE TIME. At the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") and all other documents required by the BCL with the Secretary of State of the State of New York in such form as required by, and executed in accordance with the relevant provisions of, the BCL (the date and time of such filing, or such later time as may be agreed to by the parties hereto and specified in the Certificate of Merger, being the "EFFECTIVE TIME").

         SECTION 2.04 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 2.05 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. Unless otherwise agreed by the Company and Acquiror prior to the Effective Time, at the Effective Time:

                 (a) the certificate of incorporation and bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation or bylaws;

                 (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

                 (c) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal.

         SECTION 2.06 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code; provided, however, that the parties make no representations or warranties that the Merger shall qualify as a reorganization under Sections 368 of the Code.

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                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 3.01 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                 (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of capital stock of the Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                 (b) CANCELLATION OF TREASURY STOCK OF THE COMPANY. Each share of Company Common Stock that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                 (c) CONVERSION OF COMPANY COMMON STOCK. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.01(b) and other than Dissenting Shares) shall be converted into the right to receive the Merger Consideration from Acquiror.

                 (d) CANCELLATION OF COMPANY COMMON STOCK. As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the EFFECTIVE Time represented any such shares of Company Common Stock (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 3.03, without interest, or, in the case of Dissenting Shareholders, if any, the rights, if any, accorded under Section 910 of the BCL.

                 (e) FRACTIONAL SHARES. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the Acquiror Stock Price.

         SECTION 3.02 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "DISSENTING SHAREHOLDER") who shall have voted against adopting this Agreement or not consented thereto in writing and who shall have properly filed a notice of election to dissent with the Company in accordance with Section 623 of the BCL ("DISSENTING SHARES") shall not be converted as described in Section 3.01, unless such holder fails to perfect or withdraws or otherwise loses his right to receive payment for shares. If, after the Effective Time, such Dissenting Shareholder fails to perfect or withdraws or loses his right to receive payment, such Dissenting Shareholder's shares of Company Common Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and to have been exchangeable for, at the Effective Time, the right to receive

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the Merger Consideration. The Company shall give Acquiror (i) prompt notice of any notice of election to dissent received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such election. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, settle, offer to settle or otherwise negotiate, any such election.

         SECTION 3.03      SURRENDER OF CERTIFICATES; EXCHANGE PROCEDURES.

                 (a) EXCHANGE AGENT. Acquiror's transfer agent shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

                 (b) ACQUIROR TO PROVIDE COMMON STOCK AND CASH. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article III, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 3.01(c) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "ESCROW FUND") pursuant to the requirements of Section 3.07, (ii) the cash payable pursuant to Section 3.01(c) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time, and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 3.01(e).

                 (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive Merger Consideration (and cash in lieu of fractional shares) pursuant to Section 3.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 3.07 hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.01(e), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to the preceding sentence. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Company Common Stock shall have been so converted (plus the right to receive an amount in cash in lieu of the issuance of any fractional shares) and a right to receive cash into which such shares of Company Common Stock shall have been so converted, all in accordance with Section 3.01(c). As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof,

Acquiror shall cause to be delivered to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing 166,666 shares of Acquiror Common Stock issued in the Merger (the "ESCROW SHARES") which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 3.03. The Escrow Shares shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, as all provided in Article VIII hereof.

                 (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.03) with respect to such shares of Acquiror Common Stock.

                 (e) TRANSFERS OF OWNERSHIP. If any Merger Consideration is to be issued in a name or to a Person other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                 (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 3.03, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (g) DISSENTING SHARES. The provisions of this Section 3.03 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 3.03 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 3.01 hereof.

         SECTION 3.04 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, and, if required by Surviving Corporation, the posting by such holder of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Merger Consideration from Acquiror as provided in Section 3.01.

         SECTION 3.05 NO TRANSFERS. After the Effective Time, there shall be no transfers of the Company Common Stock on the stock transfer books of the Surviving Corporation which were outstanding immediately prior to the Effective Time, and the stock ledger of the Company shall be closed. After the Effective Time, the holders of Company Common Stock outstanding at the Effective Time shall cease to have any rights with respect to such Company Common Stock except as provided herein or by applicable law.

         SECTION 3.06 ESCROW FUND. As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, Norwest Bank Minnesota, N.A. (or other bank or financial institution selected by Acquiror with the reasonable consent of the Company) as escrow agent (the "ESCROW Agent"), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the holders of the Company Common Stock.

         SECTION 3.07 DETERMINATION AND PAYMENT OF SUPPLEMENTAL PAYMENTS.

                 (a) SUPPLEMENTAL CONSIDERATIONS. Acquiror shall pay additional amounts to the holders of Company Common Stock as of the Effective Time (the "FORMER COMPANY EQUITYHOLDERS") based upon the performance of the business of the Company during the twelve month period ending on December 31, 2000 (the "FIRST SUPPLEMENTAL PERIOD") and during the twelve month period ending on December 31, 2001 (the "SECOND SUPPLEMENTAL PERIOD", and together with the First Supplemental Period, the "SUPPLEMENTAL PERIODS"). The amount (if any) paid with respect to the First Supplemental Period (the "FIRST SUPPLEMENTAL PAYMENT") and the amount (if any) paid with respect to the Second Supplemental Period (the "SECOND SUPPLEMENTAL PAYMENT" and together with the First Supplemental Payment, the "SUPPLEMENTAL PAYMENTS") shall be determined in accordance with this Section 3.08.

                 (b) SUPPLEMENTAL PAYMENTS. Any Supplemental Payments payable hereunder shall be made in cash and shall be paid within ten (10) days following the determination of Year 2000 Company Revenues and Year 2001 Company Revenues for the First Supplemental Period and the Second Supplemental Period, respectively, pursuant to Section 3.08(c) and (d) below. The Former Company Equityholders shall be entitled to receive its, his or her Pro Rata Portion of the Supplemental Payment.

                 (c) SUPPLEMENTAL MILESTONES. The Supplemental Payments shall be determined as follows:

                       (i) if the Year 2000 Company Revenues exceeds $10,000,000, the First Supplemental Payment shall be $2,500,000;

                       (ii) if the Year 2000 Company Revenues is equal to or less than $10,000,000, the First Supplemental Payment shall be $0;

                       (iii) if the Year 2001 Company Revenues exceeds $10,000,000, the Second Supplemental Payment shall be $2,500,000; and

                       (iv) if the Year 2001 Company Revenues is equal to or less than $10,000,000, the Second Supplemental Payment shall be $0.

                 (d) DETERMINATION OF YEAR 2000 COMPANY REVENUES AND YEAR 2001 COMPANY REVENUES. Within sixty (60) days after the last day of each Supplemental Period, Acquiror will prepare and deliver to the Shareholders' Agent a statement (the "REVENUES STATEMENT") that sets forth Company Revenues for such Supplemental Period. The Shareholders' Agent may dispute the calculation of Company Revenues set forth on a Revenues Statement by delivering a notice of disagreement (a "NOTICE OF DISAGREEMENT") to the Surviving Corporation with forty-five (45) days following delivery of the Revenues Statement. Any Notice of Disagreement delivered pursuant to this
Section 3.08(d) shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) the Shareholders' Agent reasonably and in good faith determines that the revenues set forth on the Revenues Statement have not been determined in accordance with the guidelines and procedures set forth on the Revenues Calculation Schedule. During the fifteen (15) days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. At the end of the fifteen
(15)-day period referred to above, the parties shall submit to a mutually satisfactory independent "big-four" accounting firm (the "ACCOUNTING FIRM") for review and resolution of all matters (but only such matters which were properly included in the Notice of Disagreement), and the Accounting Firm shall make a final determination of Company Revenues in accordance with the guidelines and procedures set forth on the Revenues Calculation Schedule. If the parties are unable to mutually agree on an Accounting Firm, the Shareholders' Agent and the Surviving Corporation shall select a "big-four" Accounting Form by lot (after excluding Deloitte & Touche LLP). The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value of such item assigned by Acquiror, on the one hand, or the Shareholders' Agent, on the other had, or less than the smallest value of such item assigned by Acquiror, on the one hand, or the Shareholders' Agent, on the other hand. The Accounting Firm's determination will be based solely on presentations by Acquiror and the Shareholders' Agent or their respective representatives which are in accordance with the guidelines and procedures set fort in this Agreement (I.E., not on the basis of an independent review). The determination of Company Revenues shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be delivered not more than thirty (30) days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be shared equally by the Former Company Equityholders, on the one hand, the Surviving Corporation, on the other hand. In connection with the determination of the Company Revenues, Acquiror shall provide the Shareholders' Agent and the Accounting Firm with reasonable access during normal business hours to the books, records and work papers pertaining to the Company Revenues to verify the determination of the Company Revenues.

                 (e) SUPPLEMENTAL PAYMENTS ARE NOT SECURITIES. The right of a Former Company Equityholder to any receive any Supplemental Payments (i) will not be represented by any form of certificate or instrument; (ii) do not give the Former Company Equityholders any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Acquiror Common Stock; (iii) are not redeemable; and (iv) may not sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a "TRANSFER"), except pursuant to the laws of descent and distribution (and any Transfer in violation of this Section 3.08(e) shall be null and void). The Supplemental Payments are solely contractual rights, and are not securities for purposes of any federal or state securities laws.

         SECTION 3.08 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law or Order. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

         SECTION 3.09 AGGREGATE MERGER CONSIDERATION. Notwithstanding anything set forth in this Agreement to the contrary, the maximum number of shares of Acquiror Common Stock to be issued and amount of cash to paid (not including cash paid for fractional shares) in exchange for the acquisition by Acquiror of all outstanding Company Common Stock shall be 440,913 shares of Acquiror Common Stock (the "AGGREGATE EQUITY MERGER CONSIDERATION") and $10,000,000 in cash, reduced as a result of any Dissenting Shares (the "AGGREGATE MERGER CONSIDERATION").

         SECTION 3.10 FURTHER ASSURANCES. The Company and Acquiror agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Company's business any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company is a party is not obtained prior to the Closing, the current officers and directors of the Company will, subsequent to the Closing, cooperate with Acquiror and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as specifically disclosed with respect to a section of this
Article IV in the Company Disclosure Schedule or disclosed in another section of the Company Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another section in this Article IV, the Company hereby represents and warrants to Acquiror and Merger Sub that:

         SECTION 4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                 (a) The Company has been duly organized and is validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed to do business, and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                 (b) There are no and have never been any Subsidiaries of the Company. The Company is not a participant in any joint venture or similar arrangement and the Company is not a member of (nor is the business of the Company conducted through) any partnership.

         SECTION 4.02 ARTICLES OF INCORPORATION AND BYLAWS; CORPORATE BOOKS AND RECORDS. The Company has provided to Acquiror, true, correct and complete copies of the Company's certificate of incorporation and bylaws. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders and the Boards of Directors and all committees of the Boards of Directors of the Company. Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Company to Acquiror.

         SECTION 4.03 CAPITALIZATION. The authorized capital stock of the Company consists of 200 shares of Company Common Stock. As of the date hereof
(i) 109.015 shares of Company Common Stock are issued and outstanding and
(ii) no shares of Company Common Stock are held in the treasury of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully-paid and nonassessable and are free and clear of any liens or encumbrances other than liens or encumbrances improved upon the holder thereof. All outstanding shares of Company Common Stock were issued in compliance with all applicable Federal and state securities laws. Except for shares of Company Common Stock issuable pursuant to agreements or arrangements described in Section 4.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. Section 4.03 of the Company Disclosure Schedule sets forth a complete and correct list of (w) the number of stock appreciation rights granted under the Company SAR Plan (each an "EMPLOYEE SAR") outstanding, (x) the vesting schedule of each such Employee SAR (including on acceleration of such vesting), (y) the grantee or holder of each such Employee SAR and (z) to the knowledge of the Company, each employee of the Company with knowledge of the Company SAR Plan or who believes he or she has received or has been promised (orally or otherwise) an Employee SAR. Except as disclosed in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreement or understandings in effect with respect to the voting or transfer of Company Common Stock. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person. The Company SAR Plan has been terminated effective as of the Closing by the Board of Directors and the shareholders of the Company. True and complete copies of all agreements and instruments relating to or issued under the Company SAR Plan have been provided to Acquiror and such agreements and instruments have not been amended, modified or supplement such agreement or instrument in any case from the form provided to Acquiror.

         SECTION 4.04 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions except the filing and recordation of the Certificate of Merger as required by the BCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect and the exercise by courts of equity powers).

         SECTION 4.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Schedule, result in any material breach of or constitute a material default (or an event which, with the giving of notice or lapse of time or both, could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company pursuant to, any Material Contract or Permit (as defined in Section 4.06).

                 (b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not as of the Effective Time, require any material consent, approval, authorization or permit of, or filing by the Company with or notification by the Company to, any Governmental Entity, except (i) the filing and recordation of the Certificate of Merger as required by the BCL, (ii) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable state securities laws and the securities law of any foreign country, and (iii) as set forth in Section 4.05(b) of the Company Disclosure Schedule.

         SECTION 4.06 PERMITS; COMPLIANCE WITH LAWS. The Company is in possession of all material franchises, grants, authorizations, licenses, establishment registrations, permits, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity (collectively, "Permits") necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted and, as of the date of this Agreement, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. The Company is not in any material respect in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (ii) any Permits. The Company has not received written or, to the Company's knowledge, non-written notice from any Governmental Entity pending or threatened investigations and no such investigations are pending or, to the knowledge of the Company, threatened. Section 4.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of the Company, threatened against the Company that could reasonably be expected to result in (i) the loss or revocation of a Permit or (ii) the suspension or cancellation of any other Permit. Except as set forth in Section 4.06 of the Company Disclosure Schedule, since December 31, 1996, the Company has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 4.07 FINANCIAL STATEMENTS.

                 (a) The Company has provided to Acquiror (i) audited financial statements for the fiscal years ended December 31, 1998 (the "AUDITED REPORT"), and (ii) interim unaudited financial statements for the period ended November 30, 1999 (the "INTERIM REPORT", together with the Audited Reports, the "COMPANY REPORTS").

                 (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Audited Report was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each of the financial statements (including, in each case, any notes thereto) contained in the Company Reports presented fairly the financial position and operating results of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).

                 (c) Except as and to the extent set forth or reserved against on the balance sheet of the Company as reported in the Company Reports, including the notes thereto, the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since November 30, 1999 that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, except as disclosed in Section 4.08 of the Company Disclosure Schedule or on the Reference Balance Sheet, the business of the Company has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in
Section 4.08 of the Company Disclosure Schedule or on the Reference Balance Sheet, since December 31, 1998, the Company has not:

                       (i) transferred to any person or entity any rights to its Intellectual Property other than transfers necessary to conduct development or manufacturing activities, or sell products or services in the ordinary course of business consistent with past practice;

                       (ii) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any Encumbrance, except in the ordinary course of business and consistent with past practice and other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

                       (iii) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of, in each case in an amount greater than $10,000, any Person;

                       (iv) failed to pay any creditor any amount owed to such creditor when due, except where such amount and all interest and penalties related thereto has been paid in full prior to the date hereof;

                       (v) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or otherwise;

                       (vi) made any changes in the customary methods of operations of the Company, including, without limitation, practices and policies relating to marketing, selling and pricing;

                       (vii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof;

                       (viii) made any capital expenditure or commitment of any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

                       (ix) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $25,000 individually or $100,000 in the aggregate;

                       (x) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets) with value in excess of $25,000 individually or $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

                       (xi) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company;

                       (xii) entered into any agreement, or written arrangement with any of its directors, officers, employees or shareholders except in the ordinary course of business consistent with past practice (or with any relative, beneficiary, spouse or Affiliate of such Person);

                       (xiii) written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any Inventories or receivables or revalued any assets of the Company other than in the ordinary course of business consistent with past practice, and in accordance with U.S. GAAP;

                       (xiv) amended, terminated, cancelled or compromised any material claims of the Company or waived any other rights of substantial value to the Company;

                       (xv) made any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by U.S. GAAP or disclosed in Section 4.08 of the Company Disclosure Schedule;

                       (xvi) allowed any Permit or Environmental Permit that was issued or relates to the Company to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

                       (xvii) amended or restated the certificate of incorporation or the bylaws of the Company;

                       (xviii) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 10 employees in any six-month period) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                       (xix) disclosed any secret or confidential Company Intellectual Property (except by way of issuance of a patent or license), or permitted to lapse or go abandoned any Company Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company has any right, title, interest or license, except as would not have a Company Material Adverse Effect;

                       (xx) made any express or deemed election or settled or compromised any liability with respect to Taxes of the Company;

                       (xxi) suffered any casualty loss or damage with respect to any of the assets which in the aggregate have a replacement cost of more than $20,000, and which is not covered by insurance;

                       (xxii) suffered any Company Material Adverse Effect; or

                       (xxiii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.08, except as expressly contemplated by this Agreement.

         SECTION 4.09 ACCOUNTS RECEIVABLE; INVENTORIES.

                 (a) Except as set forth in Section 4.09(a) of the Company Disclosure Schedule, (i) each account receivable of the Company as of December 31, 1999 (collectively, the "ACCOUNTS RECEIVABLE") represents a sale actually made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and the Company has performed all of its obligations to produce the goods or perform the services to which such Accounts Receivable relates,
(ii) as of the date hereof, no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof other than claims of $25,000 or less and (iii) the amount shown in the Interim Report as an allowance for doubtful accounts was as of the date of the Interim Report and remains as of the date hereof a reasonable estimate of bad debts which may be sustained on the accounts receivable identified therein. Section 4.09(a) of the Company Disclosure Schedule sets forth aged list of Accounts Receivable as of December 31, 1999 showing separately those Accounts Receivable that as of such date had been outstanding (i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days, (iv) 90 to 119 days and (v) more than 119 days.

                 (b) The Company has no Inventory, except for packaging and supplies.

         SECTION 4.10 CUSTOMERS; SUPPLIERS.

                 (a) Listed in Section 4.10(a) of the Company Disclosure Schedule are the names and addresses of all the customers of the Company that ordered goods or merchandise, or purchased services, or licensed rights from the Company with an aggregate value of $20,000 or more during the twelve-month period ended December 31, 1999, and the amount for which each such customer was invoiced during such period. Except as disclosed in Section
4.10 of the Company Disclosure Schedule, the Company has not received any written or, to the Company's knowledge, non-written notice to the effect that, nor, to the Company's knowledge, has any customer of the Company that provided the Company with revenue in excess of $100,000 during the year ended December 31, 1999 ceased or is likely to cease, use of the products, equipment, goods or services of the Company.

                 (b) Listed in Section 4.10(b) of the Company Disclosure Schedule are the names and addresses of all the suppliers from which the Company ordered raw materials, supplies, merchandise and other goods for the Company with an aggregate purchase price of $20,000 or more during the twelve-month period ended December 31, 1999 and the amount for which each such supplier invoiced the Company during such period. Except as disclosed in Section 4.10 of the Company Disclosure Schedule, the Company has not received any written or, to the Company's knowledge, non-written notice to the effect that, nor, to the Company's knowledge, is it likely that, any such supplier will not sell raw materials, supplies, merchandise and other goods or services to the Company at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company.

         SECTION 4.11 SALES AND PURCHASE ORDER BACKLOG.

                 (a) As of December 31, 1999, the amount of products and services that the Company had agreed to provide to customers but which had as of that date not been rendered to customers was between $500,000 and $700,000.

                 (b) As of December 31, 1999, there were no open purchase orders.

         SECTION 4.12 PRODUCT AND SERVICE WARRANTIES. Set forth on Section
4.12 of the Company Disclosure Schedule are the standard written forms of product and service warranties and guarantees utilized by the Company as of the date of this Agreement. Except as set forth on Section 4.12 of the Company Disclosure Schedule, during a period of three (3) years prior to the Closing Date, neither the Company nor any of its employees or officers has made any other written material warranties with regard to products and/or services supplied by the Company.

         SECTION 4.13 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                 (a) Section 4.13(a) of the Company Disclosure Schedule lists
(i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, stock appreciation rights, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, employee relocation programs, cafeteria benefit (Code Section 125) and dependent care (Code Section 129) plan, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or other trade or business (whether or not incorporated) treated as a single employer with the Company (an "ERISA AFFILIATE") pursuant to Code Section 414(b), (c), (m) or (o) is a party, or with respect to which the Company or any ERISA Affiliate has any obligation, or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA and
(iv) any contracts, arrangements or understandings between the Company or any of its affiliates and any employee of the Company or of any ERISA Affiliate, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the "COMPANY BENEFIT PLANS"). With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror a true, complete and correct copy of (i) such Company Benefit Plan and the most recent summary plan description related to such Company Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the annual reports (Form 5500) for such Company Benefit Plan filed with the IRS for the last three (3) plan years, (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan, if it is qualified under Section 401(a) of the Code. Except as disclosed on Section 4.13(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has any express or implied commitment, whether legally enforceable or not, (i) to create and incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement other than a Company Benefit Plan, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual other than pursuant to a Company Benefit Plan, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                 (b) None of the Company Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under
Section 4063 or 4064 of ERISA. None of the Company Benefit Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer or director of the Company or any ERISA Affiliate.

                 (c) Each Company Benefit Plan has been administered in all respects in accordance with its terms, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement.

                 (d) The Company on behalf of itself and all of the ERISA Affiliates hereby represents that, other than as disclosed in Section 4.13(d) of the Company Disclosure Schedule: (i) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS as to its qualified status under the Code, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Company's knowledge no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by the Company or any ERISA Affiliate which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and to the Company's knowledge no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) to the Company's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (iv) neither the Company nor any ERISA Affiliate has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and to the Company's knowledge no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Company Benefit Plan; (vi) no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Company Benefit Plan subject to Title IV of ERISA; (vii) no Company Benefit Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Benefit Plan; (viii) none of the assets of the Company or any ERISA Affiliate is the subject of any lien arising under
Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security; (ix) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates; (x) all such contributions have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance; (xi) as of the Effective Time, no Company Benefit Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA); and
(xii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Benefit Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company on behalf of itself and all of the ERISA Affiliates hereby represents that all requisite governmental reports (which were true and correct as of the date filed) have been prepared in good faith and timely filed and all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan have been properly and timely filed and distributed or posted, except as would not have in the aggregate a Company Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

                 (e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, to the Company's knowledge, the Company is in compliance with the requirements of (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations (including proposed regulations) thereunder,
(ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder, and (iii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

                 (f) The Company is in compliance with the requirements of the Worker Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

                 (g) Except as set forth in Section 4.13(g) of the Company Disclosure Schedule, the Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company and no collective bargaining agreement is being negotiated by the Company. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company, except where such dispute, strike or work stoppage could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, none of the Company or any of its representatives or employees has committed any unfair labor practice in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Company Material Adverse Effect.

                 (h) The Company has delivered to Acquiror true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company and each ERISA Affiliate providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of the Company and each ERISA Affiliate with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each ERISA Affiliate with or relating to their respective employees or consultants which contain "change of control" provisions. No payment or benefit which will be made by the Company or any ERISA Affiliate under any Company Benefit Plan or other arrangement will constitute an excess parachute payment under Code Section 280(G)(1). Except as set forth in the Section 4.13(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment, except as expressly provided by this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                 (i) There has been no amendment to, written interpretation or announcement (whether or not written) by Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Benefit Plan which would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to that Company Benefit Plan for the most recent fiscal year included in the Company Reports.

         SECTION 4.14 EMPLOYEE MATTERS.

                 (a) The Company has approximately 48 full-time equivalent employees and generally enjoys good employer-employee relations. The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Neither the Company, Acquiror or the Surviving Corporation will by reason of the Merger or anything done prior to the Effective Time be liable to any of employees of the Company for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Company's normal policies and as is provided in Section 4.13(j) of the Company Disclosure Schedule). True and complete information as to all current directors, officers, employees or consultants of the Company, including, in each case, name, current job title, base salary, bonus potential, commissions and termination obligations has been previously furnished to Acquiror.

                 (b) Section 4.14 of the Company Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1998 and 1999, the date of employment and a description of position and job function of each current salaried employee, officer, director or consultant of the Company whose annual compensation exceeded $100,000 in 1999. The Company has not granted any increase, or announced any increase in the wages, compensation, pension or other benefits payable by the Company to any of its employees (including, without limitation, any increase or change pursuant to the Company Benefit Plan) not reflected in Section 4.14 of the Company Disclosure Schedule. The revenue sharing plan of the Company has been terminated and the Company does not have and will not have any obligations thereunder at any time after the Effective Time.

                 (c) All officers, employees and consultants of the Company have executed and delivered proprietary rights and confidentiality agreements in substantially the form attached hereto on Section 4.14(c) of the Company Disclosure Schedule and in each case when such officer, employee or consultant signed a proprietary rights and confidentiality agreement after commencing providing services to the Company such Persons have executed and delivered an appropriate instrument of assignment in favor of the Company as assignee that conveyed to the Company effective and exclusive ownership of all tangible or intangible property thereby existing.

                 (d) The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices. The Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge the Company, threatened, between the Company, on the one hand, and any of their respective employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. To the Company's knowledge, no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conduced or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. No key employees or officers of the Company have given notice to the Company, nor is the Company otherwise aware, that any such key employee or officer intends to terminate his or her employment with the Company.

         SECTION 4.15 MATERIAL CONTRACTS.

                 (a) Set forth in Section 4.15(a) of the Company Disclosure
Schedule is a list of all of the Material Contracts.

                 (b) Except as disclosed in Section 4.15 of the Company Disclosure Schedule, each Material Contract: (i) is legal, valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 4.15(b) of the Company Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach of, or default under, any Material Contract.

                 (c) Except as disclosed in Section 4.15(c) of the Company Disclosure Schedule, to the Company's knowledge, no other party to any Material Contract is in breach thereof or default thereunder.

         SECTION 4.16 GUARANTIES. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company is not a party to any guaranty, and no Person is a party to any guaranty for the benefit of the Company.

         SECTION 4.17 LITIGATION. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its properties of any of its officers and directors (in their capacity as such). Except as disclosed in Section 4.17 of the Company Disclosure Schedule, neither the Company nor its officers and directors (in their capacity as such) is subject to any outstanding order, writ, injunction or decree.

         SECTION 4.18 ENVIRONMENTAL MATTERS. Except as disclosed in Section
4.18 of the Company Disclosure Schedule (i) the Company is in compliance with all Environmental Laws applicable to the Company's business; (ii) all past material noncompliance of the Company with respect to Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) the Company has not released a

Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company, in violation of any Environmental Law applicable to the Company's business.

         SECTION 4.19 INTELLECTUAL PROPERTY.

                 (a) COMPANY INTELLECTUAL PROPERTY. All patents, trademarks, trade names, service marks, trade dress, Internet domain names, copyrights and any renewal rights therefor, technology, trade secrets, proprietary know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs ("TECHNICAL DOCUMENTATION"), registrations and applications for any of the foregoing and all other intangible proprietary information or materials that are used in the Company's business and/or in any product, technology or process currently being or formerly manufactured, published or marketed by the Company (excluding any shrinkwrap or commodity type licensed right, including without limitation those listed on the Company Disclosure Schedule) are hereinafter referred to as the "COMPANY INTELLECTUAL PROPERTY."

                 (b) APPLICATIONS AND REGISTRATIONS. Section 4.19(b) of the Company Disclosure Schedule contains a true and complete list of all of the Company's patents, patent applications, trademark registrations, trademark applications, trade names, service mark registrations, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by the Company to protect its interests in the Company Intellectual Property.

                 (c) RIGHTS TO COMPANY INTELLECTUAL PROPERTY. The Company Intellectual Property consists solely of items and rights which are: (i) owned by the Company; (ii) in the public domain; or (iii) rightfully used by the Company and its successors pursuant to a valid license. The Company has all rights in the Company Intellectual Property necessary to carry out the Company's current activities.

                 (d) THIRD PARTY CLAIMS. To the Company's knowledge, reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered by the Company does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress or mask work of any Person or the patent of any Person. No claims (i) challenging the validity, effectiveness or ownership by the Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company infringes or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to the knowledge of Company, are threatened by any Person, nor are there, to the Company's knowledge, any valid grounds for any bona fide claim of any such kind. To the Company's knowledge, all registered, granted or issued patents, trademarks, Internet domain names and copyrights held by the Company are enforceable and subsisting. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee. The Company has not entered into any agreement to indemnify any other Person against a charge of infringement of any Company Intellectual Property, other than indemnification provisions contained in purchase orders or in license agreements arising in the ordinary course of business.

                 (e) ROYALTIES. Except as set forth in Section 4.19(e) of the Company Disclosure Schedule, there are no royalties, fees, honoraria or other payments payable by the Company to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

                 (f) THIRD PARTY AGREEMENTS. The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will the Company be, in violation of any license, sublicense, agreement or instrument to which the Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the impairment, termination or forfeiture of any Company Intellectual Property except as would not result in a Company Material Adverse Effect. Section 4.19(f) of the Company Disclosure Schedule sets forth a list of all license agreements to which the Company is a party and (i) pursuant to which any Person is authorized to use any Company Intellectual Property, except for those arising in the ordinary course, or (ii) pursuant to which the Company is authorized to use any intellectual property of any third party (other than shrinkwrap or commodity type licenses).

                 (g) COMPANY SOFTWARE PROGRAMS. Section 4.19(g) of the Company Disclosure Schedule contains a true and complete list of all of the Company's proprietary software programs, except for shrinkwrap or commodity type licenses for software (the "SOFTWARE PROGRAMS"). The Company owns full and unencumbered right and good, valid and marketable title to such Software Programs free and clear of all Encumbrances.

                 (h) PROTECTION. The source code and system documentation relating to the Software Programs (i) have at all times been maintained in strict confidence, (ii) except as set forth in Section 4.19(h) of the Company Disclosure Schedule, have been disclosed by the Company only to employees who have a "need to know" the contents thereof in connection with the performance of their duties to the Company and who have executed the proprietary rights and confidentiality agreements referred to in Section 4.14(b), and (iii) have not been disclosed to any third party except pursuant to any license referred to in Section 4.19(f).

                 (i) THIRD-PARTY SOFTWARE. Section 4.19(i) of the Company Disclosure Schedule contains a complete list of (i) material software libraries, compilers and other third-party software used in the development of the Software Programs and (ii) material software systems and applications used by the Company in the operation of its business. Section 4.19(i) of the Company Disclosure Schedule lists all license agreements for the use of all such software and, if any such software is not licensed, the basis of the use of such software by the Company. All use of each of such software product by the Company is in material compliance with the respective license agreement or other right of use listed on Section 4.19(i) of the Company Disclosure Schedule.

                 (j) CONTRACT PERFORMANCE. The Company has observed all material provisions of, and performed all of their material obligations under, the license agreements to which it is a party. The Company has not taken any action that could cause, or failed to take any action, the failure of which could cause, (i) any source code, trade secret or other Company Intellectual Property to be released from an escrow or otherwise made available to any person or entity other than those persons described in
Section 4.14(b), dedicated to the public or otherwise placed in the public domain or (ii) any other material adverse affect to the protection of the Software Programs under trade secret, copyright, patent or other intellectual property laws.

                 (k) YEAR 2000 COMPLIANT. The hardware and software included in the Company Intellectual Property does not perform internal processing of dates, but rather, relies upon the date processing from its platform, FileMaker, and, to the Company's knowledge, where the date data comprises an unambiguous reference to the century, the present version of FileMaker (i) has been designed to ensure Year 2000 compatibility, which includes, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) has not and shall not fail to operate in accordance with its specification as a result of the year becoming 2000 AD; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, which represents or references different centuries or more than one century ("YEAR 2000 COMPLIANT"). Prior versions of FileMaker, some of which are still in service in connection with Company Intellectual Property, are not Year 2000 Compliant. To the knowledge of the Company, there have been no adverse consequences to the customers of the Company as a result of prior versions of FileMaker not being Year 2000 Compliant. The hardware and software included in the Company Intellectual Property does not validate date data imported from other computers, and will accept date data that does not contain unambiguous reference with respect to the 20th and 21st centuries. All of the hardware and software components utilized by the Company are Year 2000 Compliant.

         SECTION 4.20 TAXES. The Company hereby represents that, other than as disclosed in Section 4.20 of the Company Disclosure Schedule: (a) the Company has filed all United States Federal income tax and all other material Tax Returns required to be filed by it, and the Company has paid and discharged all Taxes with respect to periods and portions of periods through the Reference Balance Sheet Date, except for unpaid Taxes reflected on the Reference Balance Sheet; (b) neither the IRS nor any other taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes and, to the Company's knowledge, there are no requests from any taxing authorities for information currently outstanding that could affect the Taxes of the Company; (c) the Company is not currently being audited by any taxing authority; (d) there are no tax liens on any assets of the Company other than for Taxes not yet due and payable; (e) the Company has not granted any currently effective waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, and no such request for any such waiver or extension is pending; (f) the Company is not a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code; and (g) other than in the ordinary course of business, no material Tax liability will accrue to the Company after the Reference Balance Sheet Date through the Closing Date. The Company has made available to

Acquiror or its legal counsel and accountants for inspection copies of all material Tax Returns of the Company for all periods since the date of the Company's incorporation. The Company will provide to Acquiror copies of any Tax Returns filed after the date hereof by the Company at least five days prior to filing and any reports or written assertions received after the date hereof from any taxing authority relating to Taxes of the Company within five days of their first being received by the Company. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over (and up to the Effective Time will have timely collected or withheld and paid over) to the proper Governmental Entities or other taxing authorities all amounts required to be so collected or withheld and paid over for all periods up to the Effective Time under all applicable Tax laws. There are no Tax rulings, requests for rulings or closing agreements relating to the Company that could affect any of their liabilities for Taxes for any period after the Effective Time. The Company has no contractual obligation, or obligation as a successor in interest or transferee, to indemnify any other Person with respect to Taxes, or any obligation to make distributions in respect of Taxes. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction. No power of attorney has been granted by the Company with respect to any matter relating to Taxes, which power of attorney is currently in force. The Company has not filed a consent under Section 341(f) of the Code or any comparable provision of state law. The Company has been treated as a Subchapter S corporation for Tax purposes since the date of its incorporation.

         SECTION 4.21 PROPERTIES AND ASSETS.

                 (a) The Company has good and marketable title to the properties and assets reflected on the Reference Balance Sheet of the Company other than nonmaterial properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet, and all such properties and assets are free and clear of any Encumbrances, except (i) as set forth in Section 4.21(a) of the Company Disclosure Schedule and (ii) Permitted Encumbrances. Such properties and assets are sufficient for the conduct of the Company's business substantially in the same manner as it has been conducted prior to the date hereof.

                 (b) The Company does not own any real properties. Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the real properties leased by the Company (the "LEASED PROPERTIES"). The Company has good and marketable leasehold title to the Leased Properties set forth in Section 4.21(b) of the Company Disclosure Schedule, and the Leased Premises are free and clear of all claims, tenants and occupants except for Permitted Encumbrances. Complete and accurate copies of all leases or other agreements relating to the Leased Properties have been delivered to Acquiror and there have been no material changes or amendments to such leases or agreements since such delivery. Except as provided in the leases for the Leased Properties, the Company is the lawful owner of all improvements and fixtures located at the Leased Properties, free and clear except for Permitted Encumbrances. Each lease or other agreement relating to the Leased Properties is a valid and subsisting agreement, without any material default of the Company thereunder and to the Company's knowledge, without any material default thereunder of the other party thereto, and such leases and agreements give the Company the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate its business as it is currently being conducted. Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, the possession of such property by the Company has not been disturbed nor has any claim relating to the Company's title to or possession of such property been asserted against the Company that would have a Company Material Adverse Effect.

         SECTION 4.22 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

         SECTION 4.23 CERTAIN BUSINESS PRACTICES. Neither of the Company, nor, to the Company's knowledge, any directors, officers, agents or employees of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

         SECTION 4.24 INTERESTED PARTY TRANSACTIONS. Except as set forth in
Section 4.24(a) of the Company Disclosure Schedule, since December 31, 1998 no executive officer, director or shareholder of the Company has engaged in any business dealings with the Company (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof). Except for normal compensation received as employees or directors, to the Company's knowledge, no officer, director or shareholder of the Company, and no entity known by the Company to be controlled by any officer, director or shareholder of the Company:

                 (a) is directly or indirectly engaged in business as a competitor, lessor, lessee, customer or supplier of the Company; owns directly or indirectly any interest (excepting no more than five percent stockholdings for investment purposes in securities of publicly held companies) in any Person that is directly or indirectly materially engaged in business as a competitor, lessor, lessee, franchisee, customer or supplier of the Company; or is an officer, director, employee or consultant of any such person;

                 (b) owns directly or indirectly, in whole or in part, any material tangible or intangible property that the Company uses;

                 (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, and similar matters in agreements existing on the date hereof; or

                 (d) has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer or director of the Company is a partner or shareholder (excepting no more than five percent stockholdings for investment purposes in securities of publicly held companies).

         SECTION 4.25 VOTE REQUIRED; CONSENTS.

                 (a) The affirmative vote or consent of the holders of at least two-thirds of the Company Common Stock is the only vote of the holders of any of the Company Common Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.

                 (b) Holders of a majority of the outstanding Company Common Stock have executed and delivered to Acquiror a Shareholder Agreement substantially in the form of Exhibit B (the "SHAREHOLDER AGREEMENT") and an Irrevocable Proxy substantially in the form of Exhibit C attached thereto (the "IRREVOCABLE PROXY").

         SECTION 4.26 BOARD APPROVAL. The Board of Directors of the Company has (i) unanimously approved this Agreement and the Merger and all transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the shareholders of the Company and is on the terms that are fair to such shareholders and (iii) recommended that the shareholders of the Company approve this Agreement and consummate the Merger.

         SECTION 4.27 BUSINESS ACTIVITY RESTRICTIONS. Except as set forth in
Section 4.27 of the Company Disclosure Schedule, there is no agreement (noncompetition or otherwise), commitment, judgment, injunction, order or decree to which the Company or, to the Company's knowledge, any officer, employee or consultant of the Company is a party or that otherwise is binding upon the Company or such officer, employee or consultant that has or reasonably would be expected to have the effect of prohibiting or impairing in any material manner any present business practice of the Company, any acquisition of property (tangible or intangible) by the Company, or the conduct of business by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

         SECTION 4.28 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

         Except as specifically disclosed with respect to the sections of this
Article V in the Acquiror Disclosure Schedule, Acquiror and Merger Sub hereby jointly and severally represent and warrant to the Company that:

        SECTION 5.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Acquiror and Merger Sub has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals are not reasonably expected to have, individually or in the aggregate, a Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that is not reasonably expected to have, individually or in the aggregate, a Acquiror Material Adverse Effect.

         SECTION 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Acquiror and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect and the exercise by courts of equity powers).

         SECTION 5.03 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) The execution and delivery of this Agreement by Acquiror and Merger Sub do not, and the performance by Acquiror and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate or articles of incorporation, as the case may be, or bylaws of Acquiror or Merger Sub, or
(ii) assuming that all consents, approvals, authorizations and permits described in Section 5.03(b) have been obtained and all filings and notifications described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Acquiror or Merger Sub or by which any property or asset of Acquiror or Merger Sub is bound or affected.

                 (b) The execution and delivery of this Agreement by Acquiror and Merger Sub do not, and the performance by Acquiror and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Acquiror or Merger Sub with or notification by Acquiror or Merger Sub to, any Governmental Entity, except (i) the filing and recordation of the Certificate of Merger as required by the BCL, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the performance by Acquiror or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

         SECTION 5.04 CAPITALIZATION. The authorized capital stock of Acquiror consists of 20,000,000 shares of Acquiror Common Stock and 10,000,000 shares of preferred stock, $0.001 par value ("ACQUIROR PREFERRED STOCK"). As of December 31, 1999 (i) 13,665,298 shares of Acquiror Common Stock are issued and 13,637,973 shares of Acquiror Common Stock are outstanding, all of which are validly issued, fully paid and nonassessable,
(ii) 27,325 shares of Acquiror Common Stock are held in the treasury of Acquiror, (iii) no shares of Acquiror Common Stock are held by the Subsidiaries of Acquiror, (iv) 2,325,324 shares of Acquiror Common Stock are reserved for future issuance pursuant to outstanding options and warrants to purchase Acquiror Common Stock ("ACQUIROR STOCK Option"), of which 1,360,241 and 965,083 shares of Acquiror Common Stock are reserved for future issuance pursuant to unvested, outstanding, unexercised and vested, outstanding, unexercised Acquiror Stock Options, respectively, (v) no shares of Acquiror Preferred Stock are issued and outstanding and (vi) 225,000 shares of Acquiror Common Stock are reserved for issuance pursuant to the Acquiror Employee Stock Purchase Plan, of which 124,488 shares have been issued. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

         SECTION 5.05 SEC FILINGS; FINANCIAL STATEMENTS. Acquiror has made available to the Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities
Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since March 24, 1999 (collectively, the "ACQUIROR SEC DOCUMENTS"). In addition, Acquiror has made available to the Company all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to the Company all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "ACQUIROR FINANCIAL STATEMENTS") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with U.S. GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by

Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

         SECTION 5.06 ABSENCE OF UNDISCLOSED LIABILITIES. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in Acquiror's Quarterly Report on Form 10-Q for the period ended September 30, 1999 (the "ACQUIROR BALANCE SHEET"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business consistent with past practice since the Acquiror Balance Sheet Date that have not had and could not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

         SECTION 5.07 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Acquiror.

         SECTION 5.08 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE VI
                            CONDUCT PRIOR TO CLOSING

         SECTION 6.01 CONDUCT OF BUSINESS BY THE COMPANY.

                 (a) The Company agree that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any provision of this Agreement, unless Acquiror shall otherwise agree in writing, (x) the respective businesses of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and to preserve the current relationships of the Company with such of the corporate partners, customers, suppliers and other persons with which the Company has significant business relations in order to preserve substantially intact its business organization.

                 (b) Except as described in Section 6.01(b) of the Company Disclosure Schedule, the Company covenants and agrees that, prior to the Closing, without the prior written consent of Acquiror, Seller will not do any of the things enumerated in Section 4.08(i)-(xxiii).

         SECTION 6.02 NOTICES OF CERTAIN EVENTS. Upon becoming aware of the same, the Company agrees to give prompt notice to Acquiror of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that could reasonably be expected to have a Company Material Adverse Effect or to delay or impede the ability of the Company to perform its obligations pursuant to this Agreement and to effect the consummation of the Merger.

         SECTION 6.03 ACCESS TO INFORMATION; CONFIDENTIALITY.

                 (a) From the date of this Agreement to the Effective Time, the Company shall (i) provide to Acquiror (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section
6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

                 (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03.

         SECTION 6.04 NO SOLICITATION OF TRANSACTIONS. The Company shall not directly or indirectly, and shall instruct its officers, directors, employees, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, a transaction involving a change of control of the Company, the sale of 10% or more of the Company's assets, a merger consolidation or reorganization of or with the Company or any other party, the sale of 10% or more of the Company's stock or other similar transaction (collectively, "OTHER TRANSACTION"), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Other Transaction, or agree to or endorse any Other Transaction, or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company to take any such action. The Company shall notify Acquiror promptly, and in no event later than one day after receipt, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding an Other Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Other Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall ensure that its officers, directors, employees, agents and advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this Section 6.04.

         SECTION 6.05 FURTHER ACTION; CONSENTS; FILINGS.

                 (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror, Merger Sub, the Company or the Surviving Corporation in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under any applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

                 (b) Each of the parties hereto shall promptly give any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third parties required under applicable law or by any Material Contract, and use, all reasonable efforts to obtain any third party consents required under any such Material Contract, in connection with the consummation of the Merger or the other transactions contemplated by this Agreement.

                 (c) The Company and Acquiror agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Company business, and the Company any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company is a party is not obtained prior to the Closing, the current officers and directors of the Company will, subsequent to the Closing, cooperate with Acquiror and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

         SECTION 6.06 PUBLIC ANNOUNCEMENTS. Except to the extent required by applicable law or, as to Acquiror, the rules and regulations of the Nasdaq Stock Market, in which case the issuing party shall use all reasonable efforts to consult with the other parties before issuing any such disclosure, Acquiror and the Company shall consult with each other before making any disclosure with respect to this Agreement or the transactions contemplated hereby, and no public announcement or press release regarding this Agreement or any transaction contemplated hereby shall be made by the Company or the Shareholders' Agent unless approved by Acquiror in its sole and absolute discretion prior to release.

         SECTION 6.07 SHAREHOLDER APPROVAL. Company shall use its best efforts to promptly after the date hereof take all action necessary in accordance with New York Law and its certificate of incorporation and bylaws to secure the unanimous written consent of its shareholders within three (3) days of the date of this Agreement. Company shall use its best efforts to take all action necessary or advisable to secure the consent of shareholders required to effect the Merger.

         SECTION 6.08 NNM LISTING OF ADDITIONAL SHARES APPLICATION. Acquiror shall use its commercially reasonable efforts to cause to be authorized for listing on the NNM the shares of Acquiror Common Stock to be issued in connection with the Merger.

         SECTION 6.09 SHAREHOLDER AGREEMENT/IRREVOCABLE PROXIES/SHAREHOLDER REPRESENTATION AGREEMENT.

                 (a) SCHEDULE 4 sets forth those persons who may be deemed Affiliates of the Company. The Company shall provide Acquiror such information and documents reasonably available as Acquiror shall reasonably request for purposes of reviewing such list. (b) The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Acquiror at or prior to the Closing from each of the shareholders of the Company who has not executed a Shareholder Agreement, an executed Shareholder Representation Agreement (the "SHAREHOLDER REPRESENTATION Agreement") in the form attached hereto as Exhibit C.

         SECTION 6.10 FIRPTA CERTIFICATE. The Company shall, as soon as practicable after the date hereof and in no event later than the business day immediately preceding the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit D attached hereto, which states that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Acquiror, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit E attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

         SECTION 6.11 PERSONAL GUARANTIES. Prior to and following the Effective Time, Acquiror shall use its commercially reasonable efforts to promptly cause the personal guaranties of the shareholders set forth in
Schedule 5 to be terminated. After the Effective Time, Acquiror will indemnify and hold harmless each shareholder from and against any and all Damages arising out of or relating to such personal guaranties.

         SECTION 6.12 BONUS PLAN OBLIGATIONS OF THE COMPANY. Following the Effective Time, Acquiror shall cause the surviving Corporation to perform the obligations of the Company pursuant to the unanimous written consent of the Board of Directors, dated January 15, 2000.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

         SECTION 7.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER. The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

                 (a) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

                 (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under any applicable competition, merger control or similar Law shall have expired or been terminated; and

                 (c) this Agreement and the Merger shall have been unanimously approved by the Company's shareholders.

         SECTION 7.02 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                 (a) each of the representations and warranties of Acquiror contained in this Agreement that is qualified by materiality shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate of an authorized officer of Acquiror to such effect;

                 (b) Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of an authorized officer to that effect;

                 (c) Acquiror shall have executed and delivered a signed counterpart of the Escrow Agreement;

                 (d) Acquiror and James Killough shall have executed and delivered a consulting agreement in the form attached hereto as Exhibit F (the "CONSULTING AGREEMENT");

                 (e) Acquiror and each of Earl Tracy Rosen, Jonathan Pinsky and Craig Schlossberg shall have entered into a retention and noncompetition agreement substantially in the form attached hereto as Exhibit G (the "RETENTION AGREEMENT");

                 (f) the Company shall have received a legal opinion from Brobeck, Phleger & Harrison LLP, legal counsel to Acquiror, in substantially the form attached hereto as Exhibit H;

                 (g) the Board of Directors shall have authorized, and any other necessary corporate action shall have been taken by Acquiror to cause, the issuance, as of the Closing Date, of options to purchase 7,500 shares of Acquiror Common Stock to each of Earl Tracy Rosen, Jonathan Pinsky and Craig Schlossberg and options to purchase 1,000 shares of Acquiror Common Stock to James Killough, each pursuant to Acquiror's 1993 Stock Option Plan. Such options shall be at the exercise price equal to the fair market value of the Acquiror Common Stock on the Closing Date and shall otherwise be consistent in form and substance with the options granted by Acquiror to Acquiror employees having comparable responsibilities; and

                 (h) Acquiror shall have executed and delivered a registration rights agreement in the form attached hereto as Exhibit I.

         SECTION 7.03 CONDITIONS TO THE OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                 (a) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Acquiror shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to such effect;

                 (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Acquiror shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to that effect;

                 (c) no Company Material Adverse Effect shall have occurred since the date of this Agreement;

                 (d) the Escrow Agent and the Shareholders' Agent shall have executed and delivered the Escrow Agreement;

                 (e) there shall not be pending any action, proceeding, claim or counterclaim which seeks to or would, or any order, decree or injunction (whether preliminary, final or appealable) which would, require Acquiror to hold separate or dispose of any of the stock or assets of the Company or impose material limitations on the ability of Acquiror to control in any material respect the business, assets or operations of either Acquiror or the Company;

                 (f) Acquiror shall have received a legal opinion from Graham & James LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit J;

                 (g) Acquiror and the Company shall have received, each in form and substance reasonably satisfactory to Acquiror, all authorizations, consents, orders and approvals of all Governmental Entities and officials and all third party consents set forth on Schedule 6 hereto;

                 (h) all of the employees of the Company set forth under Section A on Schedule 7 hereto and 80% of the employees of the Company set forth under Section B on Schedule 7 hereto shall be employed by the Company and shall not have given any notice that they will not continue to be employed by Acquiror following the Effective Time;

                 (i) Acquiror and James Killough shall have executed and delivered the Consulting Agreement;

                 (j) Acquiror and each of Earl Tracy Rosen, Jonathan Pinsky and Craig Schlossberg shall have entered into a Retention Agreement; and

                 (k) each shareholder of the Company shall have executed and delivered either a Shareholder Agreement or a Shareholder Representation Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         SECTION 8.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in this Agreement, the Exhibits to this Agreement, the Company Disclosure Schedule, the certificates delivered pursuant to Section 7.03(a) and (b) and the Company Secretary's certificate delivered in connection with this Agreement (collectively, the "ACQUISITION DOCUMENTS") shall survive the Closing and remain in full force and effect until the first anniversary of the Closing Date; PROVIDED, HOWEVER, that the representations and warranties dealing with Taxes shall survive the Closing and remain in full force and effect until thirty (30) calendar days after the expiration of the applicable statute of limitations governing such claims. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. Except as set forth in this Section 8.01, the representations and warranties of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. This Section 8.01 shall not limit any covenant or agreement of the parties hereto that by its term contemplates performance after the Effective Time.

         SECTION 8.02 INDEMNIFICATION.

                 (a) Subject to the limitations set forth in this Article VIII, the Former Company Equityholders severally will indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Acquiror under insurance policies or indemnities from third parties (collectively, "DAMAGES") arising out of or relating to (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Company in the Acquisition Documents or (ii) any and all liabilities, claims, or obligations of the Surviving Company or Acquiror which arise at any time out of the Company SAR Plan or the Contingency Stock Option Agreement, dated September 23, 1998, between the Company and Dietman Petutschnig. The Escrow Fund shall be security for this indemnity obligation subject to the limitations in this Agreement. Claims for indemnification first shall be made against the Escrow Fund and if the Escrow Fund is depleted or has been released, then against any or all of the Former Company Equityholders. Each Former Company Equityholder shall be responsible for such Former Company Equityholder's Pro Rata Portion of the Damages for which any Indemnified Person is entitled to indemnification under this Article VIII.

                 (b) Nothing in this Agreement shall limit the liability (i) of the Company for any willful breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Company shareholder in connection with any breach of the Shareholder Agreement, Irrevocable Proxy or Shareholder Representation Agreement.

         SECTION 8.03 DAMAGE THRESHOLD; LIMITATION. Notwithstanding the foregoing, other than claims pursuant to Section 8.02(a)(ii), for which there is no threshold, Acquiror may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 8.05 below) identifying Damages the aggregate amount of which exceeds $500,000 has been delivered to the Escrow Agent as provided in Section 8.05 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages in accordance with Section 8.05(b). In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Company shall be disregarded. The aggregate liability of the Former Company Equityholders for all Damages under Section 8.02 shall not exceed the Aggregate Merger Consideration (which shall only include the Supplemental Payments if such Supplemental Payments are made).

         SECTION 8.04 ESCROW PERIOD. The Escrow Period shall terminate at the one year anniversary of the Effective Time; provided, however, that a portion of the Escrow Shares, which is reasonably necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Acquiror shall deliver to the Escrow Agent a certificate specifying the Effective Time.

         SECTION 8.05 CLAIMS UPON ESCROW FUND.

                 (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "OFFICER'S CERTIFICATE"):

                          (i) stating that Damages exist in an aggregate
                 amount greater than $500,000 or that Damages exist for claims under Section 8.02(a)(ii); and

                          (ii) specifying in reasonable detail the individual
                 items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.06 and 8.07 below, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Escrow Shares or other assets held in the Escrow Fund having a value equal to such Damages in accordance with Section 8.05(b).

                 (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Escrow Shares in the Escrow Fund shall be valued at the Acquiror Stock Price.

         SECTION 8.06 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section
8.09 below) and for a period of thirty (30) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Escrow Shares or other property pursuant to Section 8.05 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares or other property in the Escrow Fund in accordance with Section 8.05 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

         SECTION 8.07 RESOLUTION OF CONFLICTS; ARBITRATION.

                 (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have thirty (30) days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for forty-five (45) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares or other property from the Escrow Fund in accordance with the terms thereof.

                 (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.06 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                 (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.07(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrators award Acquiror more than one-half (1/2) of the amount in dispute; otherwise, the Former Company Equityholders for whom shares of the Company Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

         SECTION 8.08 CLAIMS AFTER DEPLETION OF ESCROW FUND. If, after the depletion of the Escrow Fund, any Indemnified Person shall believe that it is entitled to indemnification under this Article VIII, Acquiror shall deliver an Officer's Certificate to the Shareholders' Agent. The Shareholders' Agent shall have forty-five (45) days after receipt of such Officer's Certificate to either (i) acquiesce in such claim by giving Acquiror written notice of such acquiescence or (ii) to object to the claim by giving Acquiror written notice of the objection. If Shareholder Agent acquiesces in such claim or fails to respond within the forty-five (45)-day period, such

Indemnified Person shall be entitled to be indemnified pursuant to this
Article VIII in respect of the claims covered by the Officer's Certificate. If the Shareholders' Agent objects with such forty-five (45)-day period, the dispute shall be resolved in accordance with Section 8.07. After the depletion of the Escrow Fund and the aggregate amount of cash received by a Former Equity Holder in satisfaction of claims made pursuant to this Article VIII, a Former Equity Holder shall have the right to elect to satisfy any claim for indemnification under this Article VIII by transferring shares of Acquiror Common Stock received in connection with the Merger to Acquiror. For purposes of compensating Acquiror for Damages pursuant to this provision, the shares of Acquiror Common Stock shall be valued at the Acquiror Stock Price.

         SECTION 8.09 SHAREHOLDERS' AGENT.

                 (a) In the event that the Merger is approved, effective upon and as a result of such vote, and without any further act of any shareholder, Craig Schlossberg shall be constituted and appointed as agent ("SHAREHOLDERS' AGENT") for and on behalf of the Former Company Equityholders to give and receive notices and communications, to authorize delivery to Acquiror of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Company shareholders.

                 (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                 (c) The Shareholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         SECTION 8.10 ACTIONS OF THE SHAREHOLDERS' AGENT. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Former Company Equityholders for whom the Escrow Shares otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Company

Equityholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Former Company Equityholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

         SECTION 8.11 THIRD-PARTY CLAIMS. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Former Company Equityholders for whom Escrow Shares otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.06 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

                 (a) by mutual written consent duly authorized by the boards of directors of each of Acquiror and the Company;

                 (b) by either Acquiror or the Company, if the Effective Time shall not have occurred on or before January 31, 2000; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill an obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                 (c) by either Acquiror or the Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

                 (d) by Acquiror, if the board of directors of the Company withdraws, modifies or changes its approval of this Agreement or the Merger in a manner adverse to Acquiror or its shareholders or shall have resolved to do so (which shall also constitute a material breach hereof);

                 (e) by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.03 would not be satisfied (a "TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 10 days and for so long as the Company continues to exercise such reasonable efforts during such period, Acquiror may not terminate this Agreement under this Section 9.01(e); and PROVIDED FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in
Section 9.01(b); and

                 (f) by the Company, upon breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.02 would not be satisfied (a "TERMINATING ACQUIROR BREACH"); PROVIDED, HOWEVER, that if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable efforts within 10 days and for so long as Acquiror continues to exercise such reasonable efforts during such period, the Company may not terminate this Agreement under this Section 9.01(f); and PROVIDED FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in Section 9.01(b).

         SECTION 9.02 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; PROVIDED, HOWEVER, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement; PROVIDED further, that the provisions of Section 6.03(b), Section 9.05, Section 10.03, Section 10.05 and this Section 9.02 shall remain in full force and effect and survive any termination of this Agreement.

         SECTION 9.03 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval of this Agreement by the shareholders of the Company, no amendment may be made, except such amendments that have received the requisite shareholder approval and such amendments as are permitted to be made without shareholder approval under the BCL. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 9.04 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 9.05 EXPENSES. All Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses.

                                   ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01).




(a)    If to Acquiror, Merger Sub or,      QRS Corporation
       after the Effective Time,           1400 Marina Way South
       the Company                         Richmond, CA  94804

                                           Telecopy:  (510) 621-3802
                                           Attention:  President

                                           with a copy to:

                                           Brobeck, Phleger & Harrison LLP
                                           One Market
                                           Spear Street Tower
                                           San Francisco, California 94105
                                           Telecopy:  (415) 442-1010
                                           Attention:  Ronald B. Moskovitz




(b)    If to the Company:                  Image Info Inc.
                                           45 West 36th Street
                                           5th Floor
                                           New York, NY  10018

                                           Telecopy:
                                           Attention:  President

                                           with a copy to:

                                           Graham & James LLP
                                           885 Third Avenue
                                           21st Floor
                                           New York, NY  10022-4834
                                           Telecopy:  (212) 888-2449
                                           Attention:  Peter C. Dopsch

(c)    If to the Shareholder's Agent:      Craig Schlossberg
                                           10 Jones Street, #6K
                                           New York, NY  10014

                                           Telecopy:

                                           with a copy to:

                                           Graham & James LLP
                                           885 Third Avenue
                                           21st Floor
                                           New York, NY  10022-4834
                                           Telecopy:  (212) 888-2449
                                           Attention:  Peter C. Dopsch




         SECTION 10.02 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

         SECTION 10.03 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Acquiror may assign its rights, interests and obligations hereunder to any subsidiary of Acquiror (which assignment shall not relieve Acquiror of any of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

         SECTION 10.04 INCORPORATION OF SCHEDULES. The Company Disclosure Schedule and all Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

         SECTION 10.05 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING APPLICATION OF CALIFORNIA LAW).

         SECTION 10.06 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

         SECTION 10.07 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.08 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.09 ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Schedule and other Schedules) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                            QRS CORPORATION

                                            By:
                                               --------------------------------
                                            Name:
                                            Title:

                                            WS ACQUISITION CORP.

                                            By:
                                               --------------------------------
                                            Name:
                                            Title:

                                            IMAGE INFO INC.

                                            By:
                                               --------------------------------
                                            Name:
                                            Title:

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                                TABLE OF CONTENTS

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

                                                                           PAGE


ARTICLE I                DEFINITIONS..........................................1
     SECTION 1.01        Certain Defined Terms................................1

ARTICLE II               THE MERGER...........................................9
     SECTION 2.01        The Merger...........................................9
     SECTION 2.02        Closing..............................................9
     SECTION 2.03        Effective Time......................................10
     SECTION 2.04        Effect of the Merger................................10
     SECTION 2.05        Articles of Incorporation; Bylaws; Directors and
                           Officers of Surviving Corporation.................10
     SECTION 2.06        Tax Consequences....................................10

ARTICLE III              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..11
     SECTION 3.01        Conversion of Securities............................11
     SECTION 3.02        Dissenting Shares...................................11
     SECTION 3.03        Surrender of Certificates; Exchange Procedures......12
     SECTION 3.04        Lost, Stolen or Destroyed Certificates..............13
     SECTION 3.05        No Transfers........................................14
     SECTION 3.06        Escrow Fund.........................................14
     SECTION 3.07        Determination and Payment of Supplemental Payments..14
     SECTION 3.08        Withholding Rights..................................16
     SECTION 3.09        Aggregate Merger Consideration......................16
     SECTION 3.10        Further Assurances..................................16

ARTICLE IV               REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......16
     SECTION 4.01        Organization and Qualification; Subsidiaries........16
     SECTION 4.02        Articles of Incorporation and Bylaws; Corporate
                            Books and Records................................17
     SECTION 4.03        Capitalization......................................17
     SECTION 4.04        Authority Relative to this Agreement................18
     SECTION 4.05        No Conflict; Required Filings and Consents..........18
     SECTION 4.06        Permits; Compliance with Laws.......................19
     SECTION 4.07        Financial Statements................................19
     SECTION 4.08        Absence of Certain Changes or Events................20
     SECTION 4.09        Accounts Receivable; Inventories....................22
     SECTION 4.10        Customers; Suppliers................................22
     SECTION 4.11        Sales and Purchase Order Backlog....................23
     SECTION 4.12        Product and Service Warranties......................23
     SECTION 4.13        Employee Benefit Plans; Labor Matters...............23
     SECTION 4.14        Employee Matters....................................27

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                               TABLE OF CONTENTS

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

(continued)                                                                PAGE



     SECTION 4.15        Material Contracts..................................28
     SECTION 4.16        Guaranties..........................................28
     SECTION 4.17        Litigation..........................................28
     SECTION 4.18        Environmental Matters...............................28
     SECTION 4.19        Intellectual Property...............................29
     SECTION 4.20        Taxes...............................................31
     SECTION 4.21        Properties and Assets...............................32
     SECTION 4.22        Brokers.............................................33
     SECTION 4.23        Certain Business Practices..........................33
     SECTION 4.24        Interested Party Transactions.......................33
     SECTION 4.25        Vote Required; Consents.............................34
     SECTION 4.26        Board Approval......................................34
     SECTION 4.27        Business Activity Restrictions......................34
     SECTION 4.28        Representations Complete............................34

ARTICLE V                REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
                         MERGER SUB..........................................34
     SECTION 5.01        Organization and Qualification; Subsidiaries........35
     SECTION 5.02        Authority Relative to this Agreement................35
     SECTION 5.03        No Conflict; Required Filings and Consents..........35
     SECTION 5.04        Capitalization......................................36
     SECTION 5.05        SEC Filings; Financial Statements...................36
     SECTION 5.06        Absence of Undisclosed Liabilities..................37
     SECTION 5.07        Brokers.............................................37
     SECTION 5.08        Representations Complete............................37

ARTICLE VI               CONDUCT PRIOR TO CLOSING............................37
     SECTION 6.01        Conduct of Business by the Company..................37
     SECTION 6.02        Notices of Certain Events...........................38
     SECTION 6.03        Access to Information; Confidentiality..............38
     SECTION 6.04        No Solicitation of Transactions.....................38
     SECTION 6.05        Further Action; Consents; Filings...................39
     SECTION 6.06        Public Announcements................................39
     SECTION 6.07        Shareholder Approval................................40
     SECTION 6.08        NNM Listing of Additional Shares Application........40
     SECTION 6.09        Shareholder Agreement/Irrevocable
                           Proxies/Shareholder Representation Agreement......40
     SECTION 6.10        FIRPTA Certificate..................................40
     SECTION 6.11        Personal Guaranties.................................40
     SECTION 6.12        Bonus Plan Obligations of the Company...............41

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                                      ii


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                               TABLE OF CONTENTS

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

(continued)                                                                PAGE



ARTICLE VII              CONDITIONS TO THE MERGER............................41
     SECTION 7.01        Conditions to the Obligations of Each Party to
                           Consummate the Merger.............................41
     SECTION 7.02        Conditions to the Obligations of the Company........41
     SECTION 7.03        Conditions to the Obligations of Acquiror...........42

ARTICLE VIII             INDEMNIFICATION.....................................43
     SECTION 8.01        Survival of Representations and Warranties..........43
     SECTION 8.02        Indemnification.....................................44
     SECTION 8.03        Damage Threshold; Limitation........................44
     SECTION 8.04        Escrow Period.......................................45
     SECTION 8.05        Claims upon Escrow Fund.............................45
     SECTION 8.06        Objections to Claims................................45
     SECTION 8.07        Resolution of Conflicts; Arbitration................46
     SECTION 8.08        Claims After Depletion of Escrow Fund...............46
     SECTION 8.09        Shareholders'Agent..................................47
     SECTION 8.10        Actions of the Shareholders'Agent...................47
     SECTION 8.11        Third-Party Claims..................................48

ARTICLE IX               TERMINATION, AMENDMENT AND WAIVER...................48
     SECTION 9.01        Termination.........................................48
     SECTION 9.02        Effect Of Termination...............................49
     SECTION 9.03        Amendment...........................................49
     SECTION 9.04        Waiver..............................................49
     SECTION 9.05        Expenses............................................50

ARTICLE X                GENERAL PROVISIONS..................................50
     SECTION 10.01       Notices.............................................50
     SECTION 10.02       Severability........................................51
     SECTION 10.03       Assignment; Binding Effect; Benefit.................52
     SECTION 10.04       Incorporation Of Schedules..........................52
     SECTION 10.05       Governing Law.......................................52
     SECTION 10.06       Waiver of Jury Trial................................52
     SECTION 10.07       Headings............................................52
     SECTION 10.08       Counterparts........................................52
     SECTION 10.09       Entire Agreement....................................52


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                                      iii


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


SCHEDULES

1          Company Disclosure Schedule
2          Knowledge
3          Revenue Calculation Schedule
4          Affiliates
5          Personal Guaranties of Shareholders
6          Consents
7          Key Employees

EXHIBITS

A          Form of Escrow Agreement
B          Form of Shareholder Agreement
C          Form of Shareholder Representation Agreement
D          Form of FIRPTA Notification Letter
E          Form of Notice to the Internal Revenue Service
F          Form of Consulting Agreement
G          Form of Retention and Noncompetition Agreement
H          Form of Legal Opinion of Brobeck, Phleger & Harrison LLP
I          Form of Registration Rights Agreement
J          Form of Legal Opinion of Graham & James LLP

                                      iv

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